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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-12
AQUILA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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April 18, 2003

Dear Shareholder:

        I cordially invite you to attend the Annual Meeting of Shareholders of Aquila, Inc. The meeting will be held at 2:00 p.m. on Wednesday, June 4, 2003, at the Starlight Theatre, 4600 Starlight Road, Kansas City, Missouri. We will be providing light refreshments prior to the meeting, beginning at 1:30 p.m. Ample parking is available across from the theatre.

        Please take this opportunity to visit with our management. As you know, dramatic changes have taken place within our company. We are making good progress against our plan, and while the work ahead of us continues, we look forward to sharing this progress with you. If you plan to attend the meeting, please check the appropriate box on your proxy card to allow us to plan appropriately. At the meeting, no admission card will be necessary.

        The shares eligible to vote at this meeting were determined on the record date of April 9, 2003. Please find the official notice of the meeting on the next page. In addition to the formal, required business, we will discuss Aquila's 2002 and first quarter 2003 performance and answer your questions.

        Enclosed with this proxy statement are your proxy card and Aquila's 2002 year-end report. There are several ways to vote your shares. You may vote over the telephone using a toll-free number or, if you have Internet access, you may vote online. Please see the voting procedures on page 2 for details. If you prefer not to vote using the phone or Internet, you may choose to return your proxy card using the enclosed, postage-paid envelope.

        I also want to take this opportunity to remind you of our Shareholder Information line. Through this interactive service, you may obtain our current stock price, hear about our recent developments, and request other information about your company. To access this service, dial 1-888-828-2000.

        Your vote is important. I encourage you to read this proxy statement and to vote your shares. As always, many thanks for your involvement in this important process.

Sincerely,

Richard C. Green, Jr.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Aquila, Inc. will be held at 2:00 p.m. (Central Time) on Wednesday, June 4, 2003, at the Starlight Theatre, 4600 Starlight Road, Kansas City, Missouri 64132, to consider and take action on the following:

          1.    To elect three Directors: Dr. Michael M. Crow, Richard C. Green, Jr., and Gerald L. Shaheen;

          2.    To consider a shareholder proposal related to the method of nominating directors of Aquila; and

          3.    To transact such other business as may properly come before the meeting and at any adjournments or postponements of the meeting.

        The record date for the Annual Meeting is April 9, 2003. Only shareholders of record at the close of business on that date may vote at the meeting.

                      BY ORDER OF THE BOARD OF DIRECTORS

                      Leslie J. Parrette, Jr.

                      Senior Vice President, General Counsel
                      and Corporate Secretary

COMMON QUESTIONS REGARDING OUR ANNUAL MEETING AND PROXY STATEMENT

1.    WHAT IS THE PURPOSE OF THE ANNUAL MEETING?

        At our Annual Meeting, shareholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, including the election of directors. In addition, management will discuss the events of 2002 and the first quarter of 2003 and respond to questions from shareholders.

2.    WHO IS ENTITLED TO VOTE AT THE MEETING?

        Only shareholders of record at the close of business on April 9, 2003, the record date for the meeting, are entitled to receive notice of and to participate in the Annual Meeting. If you were a shareholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting. In connection with our solicitation of proxies for the annual meeting, we are mailing this proxy statement to shareholders on or about April 18, 2003.

3.    WHAT CONSTITUTES A QUORUM?

        The presence at the meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the record date will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 194,294,386 shares of common stock, representing the same number of votes, were outstanding. Thus, the presence of the holders of common stock representing at least 97,147,194 votes will be required to establish a quorum.

        Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting.

4.    WHAT METHODS CAN I USE TO VOTE?

  (a)
  In Writing: All shareholders of record can vote by written proxy card.

  (b)
  By Telephone and Internet: All shareholders of record also can vote their proxies by touchtone telephone from the U.S. and Canada, using the toll-free telephone number on the proxy card, or by the Internet, using the procedures and instructions described on the proxy card and other enclosures. Street-name holders may vote by telephone or the Internet if their bank or broker makes those methods available, in which case the bank or broker will enclose the instructions with the proxy statement. The telephone and Internet voting procedures, including the use of control numbers, are designed to authenticate shareholders' identities, to allow shareholders to vote their shares, and to confirm that their voting instructions have been properly recorded.

  (c)
  In Person: All shareholders may vote in person at the meeting (unless they are street name holders without a legal proxy).

5.    HOW CAN I REVOKE A PROXY?

        A shareholder may revoke a proxy by any one of the following three actions:

  (a)
  giving written notice to the Secretary of the Company,

  (b)
  delivering a later-dated proxy, or

  (c)
  voting in person at the meeting.

6.    WHAT ARE MY VOTING CHOICES WHEN VOTING FOR DIRECTOR NOMINEES, AND WHAT VOTE IS NEEDED TO ELECT DIRECTORS?

        In voting on the election of three Director nominees to serve until the 2006 Annual Meeting of Shareholders, shareholders may vote in one of the following ways:

  (a)
  in favor of all nominees,

  (b)
  withhold votes as to all nominees, or

  (c)
  withhold votes as to specific nominees.

Directors will be elected by a plurality. This means that the three nominees who receive more votes than any other nominee will be elected to office. Because there are three positions to be filled on our board, if, as we expect, there are only three nominees presented at our annual meeting, a nominee that receives any votes will be elected to office.

The Board recommends a vote "FOR" each of the nominees.

7.    WHAT ARE MY VOTING CHOICES WHEN VOTING ON THE SHAREHOLDER PROPOSAL RELATED TO THE METHOD OF NOMINATING DIRECTORS?

        In voting on the shareholder proposal related to the method of nominating directors, shareholders may vote in one of the following ways:

  (a)
  in favor of the proposal,

  (b)
  against the proposal, or

  (c)
  abstain from voting on the proposal.

        The proposal related to the method of nominating directors will require approval by a majority of the shares represented in person or by proxy at the meeting and entitled to vote on the proposal.

        The Board recommends a vote "AGAINST" this proposal.

8.    HOW DO I VOTE MY 401(k) PLAN SHARES?

        If you participate in the Retirement Investment (401(k)) Plan, you may give voting instructions to the trustee for the number of shares of common stock equivalent to the Aquila common stock credited to your account as of the record date. These shares are represented on your proxy card. You may provide voting instructions to the trustee by following the voting procedures outlined in Question 4 above. If you do not provide voting instructions, the trustee will vote the number of shares equal to the share equivalents credited to your account in the same proportion that it votes shares for which it did receive timely instructions.

        You may revoke previously given voting instructions by following the instructions outlined in Question 5 above.

9.    WHAT ARE THE BOARD'S RECOMMENDATIONS?

        Unless you give other instruction on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board's recommendations are set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote:

  •
  for election of the nominated slate of directors (see Proposal 1); and

  •
  against the shareholder proposal related to the method of nominating directors (see Proposal 2).

        We do not know of any additional matters to be acted upon at the meeting. With respect to any other matter that properly comes before the meeting, the proxy holders will vote at their own discretion.

10.  WHAT VOTE IS REQUIRED TO APPROVE EACH ITEM?

        Election of Directors: The affirmative vote of a plurality of the votes cast at the meeting is required for the election of directors. A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

        The Shareholder Proposal Related to the Method of Nominating Directors: The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the item will be required for approval. A properly executed proxy marked "ABSTAIN" with respect to such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

        If you hold your shares in "street name" through a broker or other nominee and you have not provided specific voting instructions, your broker or nominee will be permitted to vote your shares on the election of directors. Your broker will not be entitled to vote your shares with respect to Proposal 2 absent instructions from you. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum.

11.  WHAT IF A SHAREHOLDER DOES NOT SPECIFY A CHOICE FOR A MATTER WHEN RETURNING A PROXY?

        Shareholders should specify their choice for each matter on the enclosed proxy. If no instructions are given, proxies that are signed and returned will be voted FOR the election of all Director nominees, and AGAINST the shareholder proposal related to the method of nominating directors.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus supplement to "Aquila," "Company," "we," "our," "us," or similar references mean Aquila, Inc. and its subsidiaries.

DIRECTOR INFORMATION

Current Directors

Name	Year Term Expires	Principal Occupation or Employment and Position with the Company	First Year Elected or Appointed	Age
Richard C. Green, Jr.	2003	Chairman, President and Chief Executive Officer of the Company	1982	48
Gerald L. Shaheen	2003	Group President of Caterpillar, Inc.	2001	58
John R. Baker	2004	Retired Vice Chairman of the Board of the Company	1971	76
Irvine O. Hockaday, Jr.	2004	Retired President and Chief Executive Officer of Hallmark Cards, Inc., Kansas City, Missouri	1995	66
Dr. Stanley O. Ikenberry	2004	Former President of the American Council on Education, Washington, D.C.	1993	68
Heidi E. Hutter	2004	Chief Executive Officer and Principal of The Black Diamond Group, LLC	2002	45
Herman Cain	2005	Chairman of the Board of Godfather's Pizza, Inc., Omaha, Nebraska; Chief Executive Officer, T.H.E., Inc.	1992	57
Avis G. Tucker	N/A	Director Emeritus	1973	87

Director Nominees

Dr. Michael M. Crow
Richard C. Green, Jr.
Gerald L. Shaheen

Biographies

        John R. Baker retired as Vice Chairman of the Board of the Company in 1995, a position he held since 1991. He also served as Senior Vice President of Corporate Development of the Company from 1985 through 1992.

        Herman Cain has been the Chief Executive Officer of T.H.E., Inc., a leadership consulting company since 1996. He has continued to serve for the past 16 years as Chairman of the Board of Godfather's Pizza, Inc. in Omaha, Nebraska, and serves as a director of Hallmark Cards, Inc., Retail DNA, Reader's Digest Association, Inc., and the Whirlpool Corporation.

        Dr. Michael M. Crow, 47, has served as President of Arizona State University since July 2002. Prior to joining ASU, Dr. Crow was Executive Vice Provost of Columbia University, where he was also Professor of Science and Technology Policy in the School of International and Public Affairs, positions he held since 1998. Prior to moving to Columbia, he was Institute Professor of Technology Management and Director of the Institute for Physical Research and Technology at Iowa State University.

        Richard C. Green, Jr. has served as Chairman, Chief Executive Officer and President of the Company since October 1, 2002. He has been the Chairman since February 1989 and was also Chief

Executive Officer of the Company from May 1985 through December 2001. Mr. Green also served as President of the Company from May 1985 through February 1996.

        Irvine O. Hockaday, Jr. retired in December 2001 as President and Chief Executive Officer of Hallmark Cards, Inc., positions he held since 1986. Mr. Hockaday serves as Trustee of the Hall Foundation, and is a director of Sprint Corporation; the Ford Motor Company; Crown Media, Inc.; Dow Jones, Inc.; and Estee Lauder.

        Heidi Hutter is Chief Executive Officer and a principal of The Black Diamond Group, LLC. She was previously Chairman, President, and Chief Executive Officer of Swiss Reinsurance America Corp. from 1996 to 1999, and managed the Equitas Project of Lloyd's of London from 1993 through 1995. Ms. Hutter is a Fellow of the Casualty Actuarial Society and a member of the Board of Overseers of the School of Risk Management at St. John's University.

        Stanley O. Ikenberry, Ph.D., served as President of the American Council on Education from 1996 through 2001. Dr. Ikenberry is also a Regent Professor and President Emeritus of the University of Illinois. He previously served as President of the University from 1979 to 1995. Dr. Ikenberry serves as a director of Pfizer, Inc., as a member of the board of the Smithsonian's Museum of Natural History and as President of the Board of Overseers of the Teachers Insurance and Annuity Association College Retirement Equities Fund.

        Gerald L. Shaheen has been Group President of Caterpillar, Inc. since 1998. Prior to that, he was managing director of Caterpillar Overseas S.A. and then vice president of the company's Engine Products Division. He joined Caterpillar in 1967. Mr. Shaheen also serves on the board of directors of National City Corporation and is a member of the boards of Bradley University; the Mineral Information Institute, Inc.; the National Chamber Foundation; and the U.S. Chamber of Commerce.

        Avis G. Tucker was appointed Director Emeritus of the Company in May 2000. She previously served as Chairman of the Board of the Company from 1982 through February 1989 and as a director from February 1989 through May 2000. Mrs. Tucker has been editor and publisher of The Daily Star-Journal in Warrensburg, Missouri, during the past six years and previously served as a director of Sprint Corporation.

Meetings Of The Board And Committees Of The Board

        In 2002, our Board met 12 times. During 2002, our Board had five standing committees. The duties of each committee are described below. In January 2003, the Compensation Committee assumed the duties of the Pension and Benefits Committee. All directors attended at least 75% of the meetings of the Board and the committees on which they served and for the period in which they held office.

Committees of the Board	Duties of the Committee	Committee Members	Number of meetings held in 2002
Audit	Retains independent accountants and pre-approves their services. Reviews and approves audit plans, accounting policies, financial statements and financial reporting, internal audit reports and internal controls.	Shaheen* Baker Hutter	11
Pension and Benefits	Establishes and administers our retirement plan and certain other related employee benefit plans.	Baker*	6
Compensation	Reviews and makes recommendations to the Board regarding policies, practices and procedures relating to compensation of key employees. Establishes and administers our compensation programs and plans.	Cain* Hockaday Ikenberry	7
Nominating and Corporate Governance	Considers and recommends nominees for directors including those directors nominated by the shareholders.** Develops and recommends to the Board a set of corporate governance principles applicable to the Company.	Ikenberry* Baker Hockaday	1
Executive	Exercises the authority of the Board, when the Board is not in session, on such matters as are delegated to it by the Board from time to time.	Green* Hockaday Ikenberry	0

*
Indicates Committee Chairperson

**
Shareholders desiring to suggest candidates should advise the Secretary of the Company in writing by December 31 of the year preceding the annual meeting and include sufficient biographical information to permit an appropriate evaluation.

Director Compensation

        Directors who are employees do not receive fees or any other compensation for their services as directors. Directors who are not employees receive an annual retainer of $45,000, plus $1,250 for each Board meeting they attend. Non-Employee Directors also receive an annual fee of $3,000 for each Board Committee on which they serve, and an annual fee of $3,500 for any committee of which they are chairperson. They may choose to defer all or part of their fees under our Capital Accumulation Plan. In addition, Non-Employee Directors are reimbursed for expenses, including travel, they incur in connection with attending meetings. Non-Employee Directors receive $50,000 in shares of common stock each year, which may be deferred.

STOCK OWNERSHIP INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

        The rules of the Securities and Exchange Commission require our directors and executive officers to file reports of their holdings and transactions in our common stock. Based upon our records and other information, we believe that all required filings were made in a timely manner, except for one filing for the sale of stock in November 2002 by Dan J. Streek, which was delinquent.

Stock Ownership of Directors and Executive Officers

        In general, "beneficial ownership" includes those shares a director or officer has sole or shared power to vote or transfer, and stock options that are currently exercisable or that are exercisable within 60 days. On February 28, 2003, the directors and executive officers of Aquila beneficially owned a total of 4,959,750 shares of our common stock.

Name of Beneficial Owner	Issued Shares Beneficially Owned		Exercisable Stock Options	Total Beneficial Ownership		Percent of Class(1)
John R. Baker	43,345	(2)	—	43,345	(2)	—
Herman Cain	23,569		—	23,569		—
Richard C. Green, Jr.	1,683,551	(3)(4)	625,448	2,308,999	(3)(4)	1.2%
Robert K. Green	1,250,871	(5)(6)	585,721	1,836,592	(5)(6)	—
Irvine O. Hockaday, Jr.	21,918		—	21,918		—
Heidi E. Hutter	12,522		—	12,522		—
Stanley O. Ikenberry	15,522		—	15,522		—
Edward K. Mills	93,081		231,662	324,747		—
Leo E. Morton	78,478		66,125	144,603		—
Leslie J. Parrette, Jr.	27,208		3,125	30,333		—
C. E. Payne, Jr.	31,878		34,750	66,627		—
Gerald L. Shaheen	12,815		—	12,815		—
Keith G. Stamm	122,296	(7)	161,963	285,259	(7)	—
Dan J. Streek	9,254		69,157	78,411		—
Directors and Executive Officers as a group (17 persons)	3,109,075		1,850,675	4,959,750		2.6%

(1)
Percentages are omitted for Directors and Executive Officers who own less than 1% of our common stock.

(2)
Includes 14,370 shares held by a family member, for which John R. Baker is attorney-in-fact.

(3)
Includes 512,997 shares held in trusts created upon the dissolution of the Green Family UCU L.P. in December 2002.

(4)
Includes 551,018 shares held by RNG Investments L.P., of which Richard C. Green, Jr. is a general partner.

(5)
Includes 404,224 shares held in trusts created upon the dissolution of the Green Family UCU L.P. in December 2002.

(6)
Includes 526,005 shares held by Greenway Capital L.P., of which Robert K. Green is a general partner.

(7)
Includes 29,324 shares held by Stamm Family L.P., of which Keith G. Stamm is a general partner.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        Set forth below are the only persons or groups known to us as of December 31, 2002, to own five percent or more of our common stock.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership	Percent of Class
Third Avenue Management, LLC 767 Third Avenue New York, NY 10017	11,026,500	5.69%
Prudential Financial, Inc. 751 Broad Street Newark, NJ 07102	10,376,158	5.35%
Jennison Associates LLC 466 Lexington Avenue New York, NY 10017	9,901,400	5.11%

REPORT ON EXECUTIVE COMPENSATION

        Our Compensation Committee submits the following report on executive compensation:

        As members of the Compensation Committee (the "Committee"), we consider providing direction and oversight for the administration of executive compensation our most important role. While performing this role, we want to make sure that the compensation policies and practices support the achievement of the Company's short-term and long-term goals along with maintaining the Company's organizational values. As three independent, non-employee directors, we maintain an impartial view as we oversee the Company's executive compensation activities. Impartiality is important as we approve the design of the compensation programs, assess their effectiveness, and oversee the administration of the programs. We also review and approve all salaries and other forms of compensation for the Company's executives, and evaluate the Company's executives' performance along with other related matters.

Compensation Philosophy

        The Compensation Committee believes management must be invested in the future success of the Company, just as shareholders are. That critical linkage is evidenced by management stock ownership that also serves as a retention vehicle. This linkage to shareholders not only affects future awards but also significantly impacts the value of past awards made in Company stock. Management has historically taken the majority of its incentive awards in restricted stock. Restricted stock awards made in 2002 for 2001 performance have lost more than 90% of their value, which has had the practical effect of reducing previously awarded compensation.

        Our overall philosophy is to ensure the Company's executive pay is competitive with similar companies, while rewarding or withholding rewards to executives based on how successful they are at achieving specific performance goals. Our compensation philosophy is built on the following principles:

  •
  Total compensation should be comparable with companies in our industry similar in size and operation.

  •
  Heavy emphasis is put on significantly variable incentive pay that matches total rewards with the achievement of established performance goals.

  •
  Compensation programs are designed to support the achievement of the Company's business strategy.

  •
  Executives' long-term compensation is closely tied to the total return on the Company's common stock.

        According to the principles outlined above, Aquila's executive officers will be expected to make sacrifices in light of the current financial condition of the Company. Given the dramatic change of our company's circumstances and direction during the course of 2002, we are adjusting our focus and compensation strategy for 2003. For 2003, our target total compensation for the entire company will reflect domestic utilities with approximately $3 billion in revenue, which significantly reduces the total compensation targets for executives. In addition, as recommended by management with the support of the Compensation Committee, there will be no increases to base pay and no variable compensation of any type awarded in 2003 for the CEO and his direct reports.

        As a matter of common practice, we seek advice from an independent compensation consultant to ensure we are accurately comparing the Company's executive compensation levels to those of similar companies. Some of the factors we consider are: business operations, sales, market values, employment levels, and lines of business. The group of companies that we use for comparing compensation levels is not the same group of companies that is used in the Stock Performance Graph in this proxy statement. The reason for this difference is that the Company's most direct competitors in attracting and retaining executive talent are not always the same companies that make up the Company's typical industry peer group.

Elements That Make Up Total Compensation For Executives

        The Company's total compensation consists of the following components: base salary, annual incentives, long-term incentives and benefits. We consider these components as integral parts of an executive's compensation package. Other pieces we look at are severance plans and retirement benefits. We want to make sure the total compensation opportunity is competitive, but also appropriately reflects the performance of the company. The payments for 2002 under each of these components of total compensation and our plans for 2003 are described below.

  Base Salary (Frozen)

    Base salaries represent the amount executives are paid on a regular basis (as opposed to an incentive, which is only paid if certain goals are achieved). Therefore, this part of an executive's pay is a very important tool in attracting and retaining talented people. We review each executive officer's base salary annually. For each position, base salaries are targeted to approximate the average base salaries paid to executives of similar companies. To make sure each executive is paid appropriately, we consider the executive's level of responsibility, prior experience, overall knowledge, executive pay for similar positions in other companies, and executive pay within the Company. When considering annual increases to base pay we also consider company performance and its ability to sustain the increased pay. In this transition year, we have been advised that current base salaries are competitive and will be sufficient to retain key talent.

    In light of the Company's current financial situation, there will be NO base pay increases for executive officers in 2003.

  Annual Incentives (Suspended)

    Another major component of each executive's total compensation is the annual incentive, which is awarded under the terms of the Aquila 2002 Omnibus Incentive Plan. In 2002, our executive incentive plan was designed so that superior awards could be earned if the Company generated superior performance, but no awards would be earned if the Company's earnings did not grow compared to the prior year. Individual targeted awards are based on advice from an independent compensation consultant and reflect the Company's size and strategy as well as relative performance. The actual award is based on the Company's financial results for the year and thus will vary, and may not be paid at all.

    In accordance with this incentive system, NO annual incentive awards are being paid to our executives this year because of the Company's poor performance in 2002. This component of the compensation package is being eliminated for our top executive officers until the Company's financial condition recovers significantly.

  Long-Term Incentives (Suspended)

    Long-term incentives are provided according to our Omnibus Incentive Plan. We determine if an executive is eligible for participation in this plan based on prior experience, performance measures, and compensation practices of the Company's competitors. Only executives who have an ongoing, company-wide impact are eligible to participate in this plan. Our long-term incentives are made up of performance units and stock options. Because of the Company's poor performance and financial condition NO long-term incentives will be paid for 2002 or awarded to the executive officers in 2003.

    •
    Performance Units (Suspended)

      Executives are typically granted performance units each year under the terms of the Omnibus Incentive Plan. Performance units are designed to tie executives' long-term compensation directly to specific corporate performance as measured by relative total shareholder return. Each performance unit is equivalent in value to one share of the Company's common stock on the last trading day of the three-year cycle plus the dividends paid over the preceding three-year period. In May 2002, the Compensation Committee suspended all payments that could be earned under outstanding performance unit awards until the Company's credit rating improved. Further, NO new performance units were granted to any Aquila executives in 2002. NO new performance units will be granted to the executive officers in 2003.

    •
    Stock Options (Suspended)

      Typically executives receive an annual grant of stock options under the terms of the Omnibus Incentive Plan. NO stock options were granted to executives in 2002. An all-employee grant of stock options was made in mid-December 2002. No executives received any options under this grant. The purpose of the all-employee grant was to recognize the efforts of our remaining employees in a difficult year and to focus them on growing the future value of the business. Executive officers will NOT receive an option grant in 2003.

  Benefits

    The benefits we offer key executives serve a different purpose than the compensation programs described above. In general, they provide some level of protection against the chance of personal financial difficulties as a result of illness, disability or death. The benefits offered are usually comparable to those offered to all other employees, with some differences based on tax and employee benefit laws.

Chief Executive Officer (CEO) Compensation

        Richard C. Green, Jr. was appointed to the post of CEO on October 1, 2002.

        We review the Chief Executive Officer's base salary every year. In doing so, we compare his pay to the pay of other CEO's in comparable companies. For 2002, Richard Green's salary was set at the average level of pay for CEO's of companies we considered peers at the beginning of the year. We will continue our practice of annually comparing the CEO's base pay to our peers. The peer group for 2003 will reflect domestic utility companies similar to Aquila in size and operations. Richard Green will receive no salary increase in 2003.

        Richard Green's annual incentive compensation was dependent on growing the consolidated operating income of Aquila. Because this performance objective was not achieved, he was awarded no incentive payments for 2002 performance. Richard Green also received no long-term incentive payments for the three-year performance unit cycle ending in 2002. He was also not awarded any new performance units for the cycle beginning in 2002, nor was he granted any stock options during 2002. In addition, his participation in the annual and long-term incentive plans was suspended for 2003.

        Mr. Green's previous employment agreement entitled him to a minimum base salary of $990,000. In connection with his appointment to the role of Chief Executive Officer, Mr. Green agreed to a new employment agreement that permits adjustments to his salary annually. Material reductions are permitted in connection with an arrangement applicable to other senior executives. Under the terms of his new agreement, if he is terminated without good cause or if he quits for good reason (specifically defined within the agreement), Aquila will continue to pay an amount equal to three times his base pay plus three times his target bonus for the year he is terminated. He will also receive three years additional credit toward his pension, the continued right to the benefit of unvested restricted stock and stock option awards, outplacement service and certain other benefits consistent with what he would have received as an employee. These benefits would not be provided should he be terminated for good cause. These termination provisions are substantially consistent with his previous employment agreement.

Internal Revenue Code 162(m) Considerations

        In designing the compensation programs, the Committee's primary consideration is the Company's achievement of strategic business goals that serve to enhance shareholder value. Section 162(m) of the Internal Revenue Code, as amended, limits a company's ability to deduct compensation paid in excess of $1 million per person to the Chief Executive Officer and the next four highest paid officers in any year, unless the compensation meets certain performance requirements. Both the Annual and Long-Term Incentive Plans currently meet the performance requirements under Section 162(m). The Committee continues to be committed to making awards that qualify as deductible compensation under Section 162(m) of the Code whenever possible.

Conclusion

        We believe it is critical that the executive compensation programs align executive awards with the performance of the Company and reflect the Company's strategy and scale. Our industry, and our company, experienced an extreme year of volatility in 2002. It is imperative that our executives' compensation for 2002 reflects the Company's performance for the year. To that end, there were no executive incentives awarded for 2002 performance, nor were there any new awards of performance units or stock options. From 1999 through 2001, our company experienced dramatic growth and exceptional financial performance. The awards earned by our executives for that period reflected that superior performance, just as the lack of awards for 2002 reflects the year's disastrous financial results.

        Our philosophy has always been to target our total compensation for executives relative to our peers against which we compete for executive talent. We will continue that philosophy. While the Company has significantly reduced its executive and non-executive workforce, it must continue to motivate and compete with many companies for the services of the talented group of employees it has selected to retain. We will continue to monitor the effectiveness of our total compensation programs to ensure they reflect the strategy and performance of the business and promote the needs and goals of the Company and its shareholders.

Herman Cain
Irvine O. Hockaday, Jr.
Dr. Stanley O. Ikenberry

SUMMARY COMPENSATION TABLE

								STOCK OPTIONS (#)
NAME	YEAR	SALARY $	BONUS $		OTHER ANNUAL COMP $		RESTRICTED STOCK AWARDS (1) $	AQUILA, INC.	AQUILA MERCHANT SERVICES (2)	LTIP PAYOUTS $		ALL OTHER COMP $
Current Officers
Richard C. Green, Jr. Chairman & CEO	2002 2001 2000	989,365 972,116 886,885	0 3,000,000 2,000,000		21,642 22,050 30,380		0 3,691,508 2,556,100	0 65,000 65,000	0 105,962 0	0 3,033,954 1,820,280	(15)	65,801 92,801 91,861	(7)
Keith G. Stamm Chief Operating Officer	2002 2001 2000	413,924 323,077 268,614	0 4,310,000 2,339,066		4,443 8,024 3,333		0 0 557,297	0 26,178 39,699	0 127,154 0	0 482,675 284,419	(15)	31,968 37,828 51,683	(8)
Leo E. Morton Chief Administrative Officer	2002 2001 2000	324,664 294,048 258,569	0 804,750 959,219		9,147 10,286 9,527		0 0 0	0 12,500 21,000	0 0 0	0 482,675 284,419	(15)	29,690 35,544 33,078	(9)
Leslie J. Parrette, Jr. Sr. V.P. & General Counsel	2002 2001 2000	337,260 305,144 127,980	300,000 816,250 855,188	(3)	4,443 4,891 0		0 0 15,544	0 12,500 0	0 0 0	0 441,302 91,014	(15)	23,068 30,892 5,696	(10)
C. E. Payne, Jr. Chief Risk Officer	2002 2001 2000	241,693 223,522 195,199	0 695,500 448,665		4,443 2,775 2,861		0 0 0	0 3,000 5,000	0 0 0	0 344,768 142,209	(15)	29,279 24,447 23,615	(11)

Former Officers
Robert K. Green Former CEO & President	2002 2001 2000	851,866 869,038 709,865	0 3,000,000 2,000,000		8,064,438 30,316 45,521	(4)	0 3,466,738 2,244,880	0 59,000 52,000	0 127,154 0	0 2,427,163 1,456,224	(15)	60,001 77,869 67,586	(12)
Edward K. Mills Former President & COO, Aquila Merchant Services	2002 2001 2000	385,918 304,217 280,028	0 4,310,000 3,377,056		2,038,252 6,317 40,660	(5)	0 0 425,000	0 0 21,000	0 105,962 0	0 1,103,256 567,000	(15)	29,172 28,558 34,433	(13)
Dan J. Streek Former Chief Financial Officer	2002 2001 2000	271,170 208,269 172,558	0 1,524,000 444,844		1,007,631 4,625 2,775	(6)	0 0 82,917	0 0 5,000	0 56,057 0	0 183,876 37,923		24,756 23,705 16,875	(14)

1)
Restrictions lapse at various times following the first or third anniversary of the grant. Dividends are paid on restricted stock awards at the same rate as paid to all shareholders. As of December 31, 2002, the total shares and value of restricted stock held by the above officers is: Mr. Richard C. Green, Jr. (413,143 shares; $708,540); Mr. Robert K. Green (356,734 shares; $611,799); Mr. Stamm (10,937 shares; $18,757); Mr. Morton (37,108; $63,640); Mr. Parrette (522; $895); Mr. Payne (7,775; $13,334); Mr. Mills (0 shares; $0); and Mr. Streek (0 shares; $0). All market values are determined as of December 31, 2002.

2)
Aquila Merchant Services, Inc. is a wholly owned subsidiary of ours. From April 24, 2001 until January 7, 2002, shares of Aquila Merchant Services were publicly traded on the New York Stock Exchange. On January 8, 2002, each share of Aquila Merchant Services, Inc. was converted to .6896 of our shares. These amounts are post-conversion shares.

3)
Payment made to Mr. Parrette to retain his services through a critical period for the company.

4)
Robert K. Green served as Aquila's CEO and President from January 1, 2002 to October 1, 2002. This amount consists in part of a severance payment of $7,652,000 and the purchase of a fully-paid universal life insurance policy of $382,359 paid upon Mr. Robert Green's departure from the Company in October 2002.

5)
Consists in part of a payment in the amount of $1,500,000 to retain the services of Mr. Mills while attempting to sell the merchant business, a severance payment of $484,615, and other benefits including outplacement services of $40,000 provided to Mr. Mills upon his departure from the Company in November 2002.

6)
Consists in part of a severance payment of $548,001 representing two years of base salary, $448,688 representing the average of the preceding two years annual incentive payments, and other benefits including outplacement services with a value of $6,500 provided to Mr. Streek upon his departure from the Company in November 2002.

7)
Consists of employer contributions to the Retirement Investment Plan of $2,250, employer contributions to the Capital Accumulation Plan of $31,981, a lump-sum payment of perquisite allowance for 2002 of $20,000, premium paid for term life insurance and AD&D insurance equivalent to three times salary of $3,573, and an allowance of $7,997 representing the company contribution to the flexible benefits program on behalf of officer.

8)
Consists of employer contributions to the Retirement Investment Plan of $9,600, employer contributions to the Capital Accumulation Plan of $8,913, a lump-sum payment of perquisite allowance for 2002 of $5,000, premium paid for term life insurance and AD&D insurance equivalent to three times salary of $878, and an allowance of $7,577 representing the company contribution to the flexible benefits program on behalf of officer.

9)
Consists of employer contributions to the Retirement Investment Plan of $14,417, employer contributions to the Capital Accumulation Plan of $1,991, a lump-sum payment of perquisite allowance for 2002 of $5,000, premium paid for term life insurance and AD&D insurance equivalent to three times salary of $3,020, and an allowance of $5,263 representing the company contribution to the flexible benefits program on behalf of officer.

10)
Consists of employer contributions to the Retirement Investment Plan of $11,800, employer contributions to the Capital Accumulation Plan of $2,388, a lump-sum payment of perquisite allowance for 2002 of $5,000, premium paid for term life insurance and AD&D insurance equivalent to three times salary of $850, and an allowance of $3,029 representing the company contribution to the flexible benefits program on behalf of officer.

11)
Consists of employer contributions to the Retirement Investment Plan of $15,440, a lump-sum payment of perquisite allowance for 2002 of $5,000, premium paid for term life insurance and AD&D insurance equivalent to three times salary of $1,490, and an allowance of $7,349 representing the company contribution to the flexible benefits program on behalf of officer.

12)
Consists of employer contributions to the Retirement Investment Plan of $7,119, employer contributions to the Capital Accumulation Plan of $22,820, a lump-sum payment of perquisite allowance for 2002 of $20,000, premium paid for term life insurance and AD&D insurance equivalent to three times salary of $2,055 and an allowance of $8,007 representing the company contribution to the flexible benefits program on behalf of officer.

13)
Consists of employer contributions to the Retirement Investment Plan of $16,100, a lump-sum payment of perquisite allowance for 2002 of $5,000, premium paid for term life insurance and AD&D insurance equivalent to three times salary of $981, and an allowance of $7,092 representing the company contribution to the flexible benefits program on behalf of officer.

14)
Consists of employer contributions to the Retirement Investment Plan of $8,977, employer contributions to the Capital Accumulation Plan of $5,058, a lump-sum payment of perquisite allowance for 2002 of $5,000, premium paid for term life insurance and AD&D insurance equivalent to three times salary of $598, and an allowance of $5,122 representing the company contribution to the flexible benefits program on behalf of officer.

15)
Long-term Incentive Plan payouts were received in shares of Aquila, Inc. stock at a value of $24.13 per share in March 2002.

SEVERANCE AGREEMENTS

        Robert Green, who served as President and Chief Executive Officer from January 1, 2002 until October 1, 2002, was subject to an employment agreement during 2002 that was approved in 1998 when mergers were common in the industry. The 1998 agreement was therefore designed to provide stability and improve the Company's ability to negotiate if Aquila was the subject of a hostile takeover attempt. As such, the agreement entitled him to an annual base salary of at least $990,000 and, if he were terminated without good cause or if he quit for good reason, Aquila was required to continue to pay his base salary for three years following the date of termination. In addition, the Agreement required Aquila to pay a one-time amount equal to three times the highest incentive compensation award he would have received for the year terminated assuming all targeted goals in effect on the date of the termination were exceeded. There were also certain other amounts specified under the contract to be consistent with what he would have received as an active employee. The terms of this agreement were central to the determination of the severance agreement provided to Robert Green. Given this background, the Compensation Committee negotiated the severance agreement with Robert Green described below which provided for payments substantially less than what he would have been entitled to under his employment contract.

        Robert Green entered a severance agreement effective October 1, 2002, under which he received (i) a lump-sum payment of $6,639,869, (ii) bi-weekly payments of $25,952 for a period of 18 months and (iii) immediate vesting of stock options and the release of restricted stock awards. Other provisions of the agreement included continued medical, dental, vision, executive physicals and AD&D and life insurance coverage for five years or until covered by a plan with at least equivalent benefits provided by another employer. A universal life insurance policy was fully paid and released outright to Mr. Green with a total value of $382,358.

        Ed Mills, President and Chief Operating Officer, Aquila Merchant Services Group, entered a severance agreement effective November 15, 2002. Under the agreement he is eligible to receive bi-weekly payments equivalent to fifty-six weeks of base salary, totaling $484,615. Unvested stock options were vested and the restrictions on outstanding restricted stock were lifted. Other benefits including financial planning allowance, tax preparation allowance and outplacement services, with an estimated value of $40,000 were provided to Mr. Mills.

        Dan J. Streek, Chief Financial Officer, entered a severance agreement effective November 20, 2002. Under the agreement he is eligible to receive two years of base salary, totaling $548,001. One year was paid in a lump sum at the execution of the severance agreement. The second year will be paid in bi-weekly payments beginning in December 2002. He also received a payment equivalent to the average of two preceding year's annual incentive payments, totaling $448,687 paid at the execution of the severance agreement. Unvested stock options were vested and the restrictions on outstanding restricted stock were lifted. Other benefits including outplacement services with a value of $6,500 were provided to Mr. Streek.

        Other active employees listed in the Summary Compensation Table have entered into agreements with the Company that provide severance benefits following a change in control of the Company and are designed to avoid an interruption of management following a change in control. If, within 12 months of a change of control, the executive is terminated without good cause or quits for good reason, Aquila will pay a lump sum equal to 2.99 times base salary and average annual incentive bonus for Mr. Stamm, Mr. Parrette and Mr. Morton, and a lump sum equal to two times base salary and average annual incentive bonus for Mr. Payne. Each will also receive certain other insurance benefits for a period of time, ranging from two to three years after the date of termination, the vesting of any outstanding equity compensation awards, and payment of any compensation that had previously been deferred.

OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise(#)(1)	Value Realized($)(2)	Number of Shares Underlying Unexercised Options at FY-End(#) Exercisable/Unexercisable	Value of Unexercised In-The-Money Options at FY-End($)(2) Exercisable/Unexercisable
Richard C. Green, Jr. Chairman & CEO	65,550	$250,729	711,598/317,212	0/0
Robert K. Green Former CEO	4,650	17,786	485,446/303,154	0/0
Keith G. Stamm Chief Operating Officer	6,582	5,259	103,636/159,256	0/0
Leo E. Morton Chief Administrative Officer	0	—	42,750/43,250	0/0
Leslie J. Parrette Jr. Sr. V.P. & General Counsel	0	—	0/12,500	0/0
C.E. Payne, Jr. Chief Risk Officer	0	—	22,624/16,876	0/0
Dan J. Streek Former Chief Financial Officer	0	—	69,157/0	0/0
Edward K. Mills Former President & COO, Aquila Merchant Services	0	—	231,662/0	0/0

(1)
Option holders may surrender shares to pay the option exercise price and tax withholding requirements. The amounts provided assume no shares were surrendered.

(2)
Calculated on the basis of the fair market value of the underlying securities at the exercise date or year-end, as applicable, minus the exercise price.

PENSION PLAN

        We maintain the Aquila, Inc. Restated Retirement Income Plan (the "Retirement Plan"). Provisions of the Internal Revenue Code limit benefits payable from the Retirement Plan. We therefore maintain an unfunded supplemental retirement plan to provide for the payment of retirement benefits calculated in accordance with the Retirement Plan, which would otherwise be limited by the provisions of the Code.

        The following table sets forth the estimated annual benefits payable to people in specified remuneration and service classifications assuming retirement in 2003 at age 62.

	Years of Pension Service
Final Average Compensation
	15	20	25	30	35	40
$200,000	34,440	50,420	66,400	82,380	86,880	91,380
300,000	58,440	84,170	109,150	134,130	140,880	147,630
400,000	82,440	117,920	151,900	185,880	194,880	203,880
500,000	106,440	151,670	194,650	237,630	248,880	260,130
600,000	130,440	185,420	237,400	289,380	302,880	316,380
700,000	154,440	219,170	280,150	341,130	356,880	372,630
800,000	178,440	252,920	322,900	392,880	410,880	428,880
900,000	202,440	286,670	365,650	444,630	464,880	485,130
1,000,000	226,440	320,420	408,400	496,380	518,880	541,380
1,100,000	250,440	354,170	451,150	548,130	572,880	597,630
1,200,000	274,440	387,920	493,900	599,880	626,880	653,880

        Benefits are paid based on an executive's years of service and final average compensation. Final average compensation is defined as total base salary excluding overtime payments, bonuses, amounts deferred to non-qualified deferred income plans and any other extraordinary compensation. Final average compensation does include employee contributions made to the Aquila, Inc. Retirement Investment Plan and the flexible spending plan. Final average compensation is computed using an individual's four highest consecutive year's salary.

        The years of credited service for the following officers named in the Summary Compensation Table are as follows: Richard C. Green, Jr., 25 years; Robert K. Green, 15 years; Keith G. Stamm, 21 years; Leslie J. Parrette, Jr., 3 years; Leo E. Morton, 10 years; C.E. Payne, Jr., 8 years; Edward K. Mills, 10 years; and Dan J. Streek, 11 years. Benefits have been computed on the basis of a straight-life annuity, and there is no reduction for Social Security or other offsets.

PERFORMANCE GRAPH

        The graph compares the cumulative total shareholder return on our common stock for the last five fiscal years with the cumulative total return of the S&P 500 Index, the S&P Multi-Utility Index, and the Edison Electric Institute Combination Gas and Electric Utility Index.

        The graph assumes that the value of the investment in our stock and each index was $100 on December 31, 1997, and that all dividends were reinvested.

(1)
The S&P Multi-Utility Index consists of the following companies: AES, Calpine, Duke Energy, Dynegy, El Paso, Mirant, Reliant Resources and Williams. Data provided by Media General Financial Services. This index was not used in 2001, but was added in 2002 because Aquila's energy merchant operations were a substantial part of its business in 2002 and resembled the energy merchant activities and challenges of the companies in this index.

(2)
The EEI Index consists of 103 domestic electric and gas utility companies.

CORPORATE GOVERNANCE

        Aquila's independent directors meet in separate sessions led by the presiding independent director, Herman Cain. These independent directors have formed a new Nominating and Corporate Governance Committee, chaired by independent director Stan Ikenberry. In March 2003, the Board of Directors adopted a set of Corporate Governance Guidelines. The full text of the charter of the Nominating and Corporate Governance Committee as well as the Corporate Governance Guidelines can be found in the Investor Relations section of our website. A copy may also be obtained upon request from Investor Relations.

AUDIT COMMITTEE AND INDEPENDENT PUBLIC ACCOUNTANTS

Change Of Independent Public Accountants

        On May 21, 2002, our Board of Directors, upon the recommendation of its Audit Committee, approved the dismissal of Arthur Andersen LLP ("Arthur Andersen") as the Company's independent auditors and the appointment of KPMG LLP to serve as the Company's independent auditors for the year ending December 31, 2002. The change was effective May 21, 2002.

        Arthur Andersen's reports on the Company's consolidated financial statements for each of the years ended December 31, 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

        During the years ended December 31, 2001 and 2000, and through the date hereof, there were no disagreements with Arthur Andersen on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen's satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with the audit reports on the Company's consolidated financial statements for such years; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

        We provided Arthur Andersen with a copy of the foregoing disclosures. A copy of Arthur Andersen's letter dated May 21, 2002, stating its agreement with such statements is filed as Exhibit 16 to our Current Report on Form 8-K dated May 21, 2002.

        During the years ended December 31, 2001 and 2000, and through May 21, 2002, we did not consult KPMG LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

Report Of The Audit Committee of the Board

        Our Audit Committee submits the following report:

        The Audit Committee is comprised of the three directors named below. Each of the members of the Audit Committee is independent as defined under New York Stock Exchange listing standards. The Board of Directors annually reviews the independence of the Audit Committee members.

        The Audit Committee retains and oversees the Company's independent accountants, discusses and reviews with management accounting policies and financial statements, evaluates external and internal audit performance, and evaluates policies and procedures. The Audit Committee met eleven times during 2002 to carry out these activities. The Audit Committee is also in the process of revising its charter in a way that will further explain and clarify its role. Upon approval by the Company's Board, the new charter will be made publicly available on the newly established corporate governance section of the Company's website. The remainder of this report relates to certain actions taken by the Audit Committee in fulfilling its roles as they relate to ascertaining the independence of our public accountants and recommending the inclusion of the Company's financial statements in its annual report.

        During 2002, the Audit Committee discussed with the Company's independent accountants and internal auditors the overall scope and plans for their respective audits. The Audit Committee also met periodically with the internal auditors and independent accountants to discuss the results of their examinations, the overall quality of the Company's financial reporting and their evaluations of the Company's internal controls.

        The Audit Committee of the Board has received from KPMG LLP, our independent public accountants, a letter that discloses all relationships between the Company and KPMG LLP that may be thought to bear on the independence of KPMG LLP from the Company. The Audit Committee has discussed with KPMG LLP the contents of this letter as well as the matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2002, with our management, which has primary responsibility for the financial statements.

        KPMG LLP and Arthur Andersen were paid by the Company the following amounts in the year 2002 for services provided:

	KPMG LLP	Arthur Andersen LLP
Audit Fees	$3.6 million	$1.4 million
Financial Information Systems and Implementation	none	none
All Other Fees	$5.3 million(1)	$7.6 million(2)

(1)
Other fees include registration statement filings, $200,000; tax and accounting consultation, $1.4 million; tax compliance, $600,000; compensation and benefit plans, $100,000; and merger and acquisition activities, $3 million.

(2)
Other fees include tax and accounting consultation, $2.7 million; tax compliance and research, $1.2 million; compensation and benefit plans, $100,000; and merger and acquisition activities, $3.6 million.

        After reviewing and discussing the services provided by KPMG LLP to the Company, the Audit Committee has determined that the performance of the above services other than the audit is compatible with maintaining the independence of our public accountants from the Company. The Audit Committee must now approve in advance all services provided by KPMG LLP to the Company.

        Based upon the Audit Committee's review and discussions noted above, the Audit Committee recommended to the Board that the financial statements of Aquila audited by KPMG LLP be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

        The foregoing report is furnished by the Audit Committee of the Board.

Gerald L. Shaheen
John R. Baker
Heidi E. Hutter

Relationship With New Independent Public Accountants

        Representatives of KPMG LLP are expected to be present at the annual meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

        The Audit Committee of the Board of Directors has retained KPMG LLP as our independent public accounting firm for the year 2003.

OTHER INFORMATION

Proposals Of Security Holders

        If you wish to submit proposals for possible inclusion in our 2004 proxy statement, you must do so on or before November 18, 2003. It is anticipated that the proxy statement and form of proxy relating to that meeting will be mailed to you on or about March 18, 2004.

        Also, if you want to bring a matter before the 2004 annual shareholders meeting, our bylaws require you to notify us in writing at least 60 days prior to the meeting. Our 2004 annual shareholders' meeting is scheduled for May 5, 2004. Accordingly, we must receive all notices by March 6, 2004.

        Notices and proposals should be sent to our principal executive offices located at 20 West Ninth Street, Kansas City, Missouri 64105, Attention: Corporate Secretary.

Solicitation Of Proxies

        We are making this solicitation by mail, but our officers or employees may also solicit proxies by telephone or in person. We may reimburse brokerage firms and others for their expenses in forwarding soliciting material to the beneficial owners. We have hired Morrow & Co. to assist in the solicitation. Their fees will be $7,500 plus reimbursement of out-of-pocket expenses.

ITEMS FOR VOTE

PROPOSAL 1

ELECTION OF DIRECTORS

        Three Class C Directors of the Company are to be elected to hold office for the term indicated below. The following persons have been designated as nominees for the office:

Dr. Michael M. Crow.	Class C	3 years
Richard C. Green, Jr.	Class C	3 years
Gerald L. Shaheen.	Class C	3 years

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR EACH NOMINEE FOR DIRECTOR.

PROPOSAL 2

        Mr. John J. Phillips, 8020 34th Ave. North, St. Petersburg, Florida 33710, has notified us that he intends to submit the following proposal at this year's meeting:

  "RESOLVED: That the stockholders of Aquila, Inc., assembled in annual meeting in person and by proxy hereby request that starting as soon as possible, that the Board of Directors adopt a resolution that there shall be a minimum of, but not limited to, two candidates for each directorship on our Board of Directors to be filled by voting of stockholders at annual meetings.

  REASONS: The term "Election of Directors" is inappropriate. Each year the nominating committee proposes only the number of candidates as there are directorships to be filled. Thus it is very difficult for shareholders to bring about director turnover or replace a director that they may feel should be replaced. An example is, if there are three positions to be filled and only three nominees, a nominee that received any votes at all would be elected to office. A proxy marked "WITHHOLD" in respect to one or more director nominees would not be counted as a vote, although it would be counted for purpose of determining whether there was a quorum. Thus, no practical means exists for stockholders to bring about director turnover until this or a similar proposal is adopted.

  The reason for the existence of Boards of Directors in Public Corporations is to represent the shareholders. The most important function of directors is management selection, evaluation, compensation, and replacement. Therefore, it is extremely important that the shareholders, who are the owners of the company, should have the opportunity to vote for those persons whose qualifications and views represent the shareholders' interest. In a democracy, those who govern are elected by those whom they represent and are accountable to those who elect them. Nominees for the positions of directors who run unopposed, may or may not represent shareholders' interest. Approval of this proposal will provide us with truly democratically elected officials, and provide the shareholders with the option of replacing any director whom they feel needs to be replaced.

  There is a wealth of talented, experienced persons who would make great choices as nominees for a director's position. This is particularly true if the pool from which directors are selected could be expanded to include younger candidates, including women and minorities, whose backgrounds qualify them to oversee a company's business and to represent the shareholders' interests. If a thorough search is made by the nominating committee, there should be no shortage of qualified candidates. I repeat, we should be able to replace any or all directors whom we feel are not representing the shareholders. This cannot be done if we have no choice.

  Take control of your company and your investment; vote for this proposal."

        Your Board of Directors recommends a vote AGAINST this proposal.

        There are methods already in existence by which shareholders may nominate candidates to the Board of Directors that are preferable to the proposal. First, the Nominating/Corporate Governance Committee, which consists entirely of non-employee directors, will consider thoroughly any nominees proposed by shareholders. Additionally, shareholders may nominate candidates in opposition to those supported by Aquila's Board by distributing their own proxy statement.

        Consistent with the procedures used by virtually all publicly-held companies, Aquila's Nominating/Corporate Governance Committee nominates only the individuals whom it believes are best qualified to serve as directors. The proposal would require this committee to nominate candidates that it does not necessarily endorse. Your Board does not believe that nominating additional candidates would result in a more effective Board of Directors.

        Because your Board of Directors does not believe that the proposed change in the director nomination procedure is in the best interests of Aquila's shareholders, it recommends a vote against the proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST PROPOSAL 2.

☒	PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.
This proxy when properly executed will be voted in the manner you direct below. If no direction is made, this proxy will be voted FOR the election of directors and AGAINST proposal 2.
AQUILA, INC.	The Board of Directors recommends a vote FOR the election of directors.
			FOR	AGAINST	For All Except:
Mark box at right if you plan to attend the Annual Meeting	☐	1. Election of Directors (see reverse)	☐	☐	☐
Mark box at right if an address change or comment has been noted on the reverse side of this card	☐	For all Except vote withheld from the following nominee(s):
CONTROL NUMBER:		The Board of Directors recommends a vote AGAINST this proposal.
			FOR	AGAINST	ABSTAIN
		2. Shareholder proposal related to the method of nominating directors of Aquila	☐	☐	☐
Please be sure to sign and date this proxy. Date
NOTE: Please sign exactly as the name appears above. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please show the applicable full title after your name.
Shareholder sign here Co-owner sign here

DETACH CARD	DETACH CARD

FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL

Please follow the steps below to ensure that your proxy card is properly executed and returned in time to be counted:

If you are voting by mail:
1. Mark your vote relating to the nominees for director in one of the two boxes to the right of "Election of Directors." If you wish to withhold authority to vote for any individual nominee, mark the "For All, Except" box, and write the name of each excluded nominee on the line provided.
2. Mark your vote relating to Proposal 2 in one of the three boxes to the right of the Proposal.
3. Sign and date this card at the bottom left in the space provided, exactly as your name appears on this form above. Joint owners should each sign.
4. Tear off at the perforation and mail the completed card with signature(s) in the enclosed reply envelope to: Proxy Tabulator, P.O. Box 43050, Providence, RI 02940-5118

As an alternative to returning your card by mail, we encourage you to take advantage of these two convenient ways to vote your shares. You may vote via the Internet or by using the telephone.

If you are voting using the Internet:
1. Go to http://www.eproxyvote.com/ila
2. Follow the instructions using your voter control number listed above and the last four digits of your taxpayer identification number.

If you are voting using the telephone:
1. Dial 1-800-758-6973 using a touch-tone telephone.
2. Follow the prompts using your voter control number listed above and the last four digits of your taxpayer identification number.

If you choose to vote your shares via the Internet or telephone, there is no need for you to mail back your proxy card.

Your vote is important to us!

AQUILA, INC.
PROXY/VOTING INSTRUCTION CARD

P R O X Y

BY SIGNING THIS PROXY CARD YOU ARE APPOINTING DR. STANLEY O. IKENBERRY, HERMAN CAIN, AND HEIDI E. HUTTER AS PROXIES, WITH FULL POWER OF SUBSTITUTION, TO VOTE ALL OF YOUR SHARES OF AQUILA, INC. COMMON STOCK HELD BY YOU ON APRIL 9, 2003. THEY WILL VOTE YOUR PROXY EXACTLY AS YOU HAVE INDICATED ON THE REVERSE SIDE OF THIS CARD. HOWEVER, IF YOU DO NOT INDICATE ON THE REVERSE SIDE OF THIS CARD HOW YOU WOULD LIKE YOUR SHARES TO BE VOTED, THE PROXY CARD WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR, AGAINST PROPOSAL 2, AND ACCORDING TO THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

DO YOU HAVE ANY COMMENTS?

HAS YOUR ADDRESS CHANGED?

FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL

This proxy is being solicited by the Board of Directors for the Annual Meeting to be held on June 4, 2003.

The shares will be voted at the Annual Meeting of Shareholders to be held at the Starlight Theatre, 4600 Starlight Road, Kansas City, Missouri on June 4, 2003. If the meeting is postponed or adjourned, your appointed Proxies will vote your shares at the rescheduled or reconvened 2003 Annual Meeting.

    Election of Directors, Nominees:
    01) Dr. Michael M. Crow
    02) Richard C. Green, Jr.
    03) Gerald L. Shaheen

You are encouraged to mark your choices in the appropriate boxes on the reverse side of this proxy card. If you do not mark any boxes your vote will be voted in accordance with the Board of Directors' recommendation. However, the Proxies cannot vote your shares unless you sign and return this card or vote via telephone or the Internet as instructed on the front of your card.

AQUILA, INC. ANNUAL MEETING OF SHAREHOLDERS

June 4, 2003, 2:00 p.m.
The Starlight Theatre
4600 Starlight Road
Kansas City, Missouri 64132

QuickLinks

TABLE OF CONTENTS
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
COMMON QUESTIONS REGARDING OUR ANNUAL MEETING AND PROXY STATEMENT
DIRECTOR INFORMATION
STOCK OWNERSHIP INFORMATION
STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
REPORT ON EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
SEVERANCE AGREEMENTS
OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
PENSION PLAN
PERFORMANCE GRAPH
CORPORATE GOVERNANCE
AUDIT COMMITTEE AND INDEPENDENT PUBLIC ACCOUNTANTS
OTHER INFORMATION
ITEMS FOR VOTE PROPOSAL 1 ELECTION OF DIRECTORS
PROPOSAL 2